Exhibit 10.9

LSC COMMUNICATIONS, INC.

ANNUAL INCENTIVE PLAN

(As amended and restated effective January 17, 2019)

OVERVIEW

The LSC Communications Annual Incentive Plan (the “Annual Incentive Plan” or the “Plan”) is designed to promote the growth and profitability of LSC Communications, Inc. and its subsidiaries (the “Company” or “LSC Communications”) with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against individual goals that link to and support the Company’s strategic and financial priorities.

The Plan is a sub-plan of the LSC Communications Amended and Restated 2016 Performance Incentive Plan (the “2016 PIP”) and is subject to all of the performance conditions established pursuant to the 2016 PIP and the limitations set forth therein.

The Human Resources Committee of the Board of Directors of the Company (the “Committee”) administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

PARTICIPATION

Eligibility is limited to executive officers selected by the Committee and other employees designated as eligible by position in the organization.

TARGET AWARD PERCENTAGE AND PLAN FUNDING

Each eligible participant’s target incentive opportunity under the Annual Incentive Plan is a percentage of such participant’s base salary as of December 31 of the Plan Year, or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants annually. Eligible wages do not include disability benefit payments. The “Plan Year” for any year is the calendar year.  The portion of any Target Award Percentage that is dependent upon achievement of personal goals may vary based on the participant’s level in the Company (the “Personal Goal Percentage”) and will be communicated to eligible participants annually.

Subject to the performance conditions established under the 2016 PIP and the limitations set forth therein, the Company must fund the Plan for a Plan Year for participants to receive an award for that Plan Year. The decision whether or not to fund the Plan for a particular Plan Year, as well as the Plan’s funding level, is made by the Committee in its sole discretion based on financial performance targets set by the Committee, which may not be amended after the end of the Plan Year. Plan funding is based upon the Company’s actual financial performance for the Plan Year against the previously set targets and if the Committee determines that the financial targets have been met, the Plan will be funded.

If the Plan is funded, Plan awards will be made based upon the Plan’s funding level and the participant’s achievement level of his or her personal goals, up to 150% of the participant’s Target Award Percentage (or such other percentage as determined by the Committee).

PERSONAL GOALS

Personal goals are established for each participant each Plan Year to link and support LSC Communications’ strategic and financial priorities. A participant’s personal goals are determined each year in consultation with the participant and his or her manager and are communicated to the participant in writing as part of the goal-setting process. The portion of any Target Award Percentage that is dependent upon achievement of personal goals may vary based on the participant’s level in the Company and will be communicated to eligible participants annually. The Committee’s determination of whether a participant has attained, in whole or in part, the participant’s personal goals for a Plan Year, shall be final and binding.

AWARD AMOUNT AND PAYMENT

Awards are paid following the Plan Year after the Company has determined the achievement of performance goals under the 2016 PIP and the Plan funding decisions and personal performance goals have been made. Except as otherwise provided herein, or by the Committee, at any time prior to the end of such Plan Year, any award to be paid under the Plan shall be paid to recipients within 2 1/2 months after the end of the Plan Year (i.e., by March 15). A participant must be on the payroll of the Company as of the end of the Plan Year (i.e. as of December 31) to receive an award, except as otherwise determined by the Company. Special provisions apply to retirees and in the case of a participant’s death or Disability. (Please refer to the Changes in Employment Status section of this document for details.)

The Committee has the discretionary authority prior to the end of the Plan Year to determine to pay any award in installment payments over a specified period of time. The Committee also has discretionary authority to increase or decrease the amount of the award otherwise payable if it determines prior to the end of the Plan Year that an adjustment is appropriate to better reflect the actual performance of the Company and/or the participant; provided further, the Committee has discretionary authority to decrease the amount of the award otherwise payable at any time for any person designated as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, including after the end of the Plan Year.  Additionally, the Committee has discretionary authority to reduce the amount of the award otherwise payable if it determines that any participant engaged in misconduct.

BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other LSC Communications employee benefits plans is determined by the terms of the applicable plans.

CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the time assigned to that position.  Promotions on to the AIP Plan on or after October 1 of the Plan Year will not be eligible to participate in the Annual Incentive Plan until the following such Plan Year.

B.	NEW HIRE

Employees hired prior to October 1st of the Plan Year shall be eligible to participate in the Annual Incentive Plan in the year of hire if designated. Eligible employees hired on or after October 1 of the Plan Year will not be able to participate in the Annual Incentive Plan until the following such Plan Year.

C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive any award that otherwise would be due under the Plan.

*

For purposes of the Plan, “retirement” means separation from service with the Company (i) at age 65, or (ii)  at or after age 55 with 5 or more years of continuous service, except in each case as determined by the Committee.

**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.
D.	OTHER TERMINATION

Except as otherwise determined by the Company, if a participant’s employment terminates for reasons other than retirement (as defined above), death, or Disability (as defined above) prior to the end of the Plan Year, no award shall be payable.

ADMINISTRATION

The Committee has full discretionary authority to administer the Plan, including the authority to determine the performance achievement attained under the Plan. The Committee may delegate to members of LSC Communications’ management the authority to administer the Plan and determine performance under the Plan.

LSC Communications retains the right to amend or terminate the Plan at any time; provided, however, that awards for any Plan Year may not be amended or terminated after the completion of such Plan Year except in cases of misconduct of the participant.